Contacts:  ClearOne Communications, Inc.
Investor Relations
(801) 303-3555

Robert Jaffe
PondelWilkinson Inc.
(310) 279-5980

CLEARONE REPORTS FISCAL 2007 FIRST QUARTER FINANCIAL RESULTS

Salt Lake City, UT - October 26, 2006 - ClearOne Communications, Inc. (OTC: CLRO.OB) today reported financial results for the first quarter of fiscal 2007 ended September 30, 2006.

For the fiscal 2007 first quarter, revenue increased to $9.4 million from $8.8 million in the same quarter of last year. Gross profit grew to $5.1 million from $4.8 million for the prior year period. Operating income was $289,000 compared with $587,000 in the same quarter last year which included a $1.2 million benefit related to the settlement in a shareholders’ class action lawsuit. Net income was $677,000, or $0.06 per diluted share compared with net income for the prior year period of $2.0 million, or $0.16 per diluted share, which included income from discontinued operations of $1.0 million. In August 2006, ClearOne sold its document and educational camera product line, which is now reflected in the company’s financial statements as discontinued operations.

“In addition to the solid top line and gross margin improvement, we realized a significant reduction in general and administrative costs mainly as result of the termination of the SEC investigation and related professional fees,” said Zee Hakimoglu, president and chief executive officer of ClearOne. “We are focused on positioning ClearOne for continued growth and profitability. Over the last couple of months, we divested our camera product line to focus on our core business, authorized a stock buy-back and added industry savvy professionals to our management team. In addition, our stock began trading on the OTC Bulletin Board moving up from the Pink Sheets after becoming current with our required SEC filings.”

At September 30, 2006, the company had cash, cash equivalents, and marketable securities of $22.3 million and no long-term debt.

About ClearOne

ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications. The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication. For more information, visit ClearOne’s website at www.clearone.com.

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including statements regarding the company’s ability to successfully commercialize newer products and enter new markets, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

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FINANCIAL TABLES FOLLOW

CLEARONE COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands of dollars, except per share amounts)

	September 30,	June 30,
	2006	2006

ASSETS
Current assets:
Cash and cash equivalents	$1,734	$1,240
Marketable securities	20,550	20,550
Accounts receivable	7,300	7,784
Note receivable	153	-
Inventories, net	6,179	6,614
Income tax receivable	2,548	2,607
Deferred income taxes, net	94	128
Prepaid expenses	188	255
Assets held for sale	-	565
Total current assets	38,746	39,743

Property and equipment, net	1,473	1,647
Note receivable - long-term	166	-
Other assets	22	15
Total assets	$40,407	$41,405

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,643	$2,597
Accrued liabilities	2,136	2,397
Deferred product revenue	5,249	5,871
Total current liabilities	9,028	10,865

Deferred income taxes, net	94	128
Total liabilities	9,122	10,993

Shareholders' equity:
Common stock, par value $0.001, 50,000,000 shares authorized,
12,185,427 and 11,264,233 shares issued and outstanding, respectively	12	12
Additional paid-in capital	52,997	52,764
Treasury stock	(37)	-
Accumulated deficit	(21,687)	(22,364)
Total shareholders' equity	31,285	30,412
Total liabilities and shareholders' equity	$40,407	$41,405

CLEARONE COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
(Unaudited)
(in thousands of dollars, except per share amounts)

	Three Months Ended
	September 30,	September 30,
	2006	2005

Product Revenue:	$9,411	$8,778

Cost of goods sold:
Product	4,205	3,921
Product inventory write-offs	111	93
Total cost of goods sold	4,316	4,014
Gross profit	5,095	4,764

Operating expenses:
Marketing and selling	1,918	1,812
General and administrative	809	1,771
Settlement in shareholders' class action	-	(1,205)
Research and product development	2,079	1,799
Total operating expenses	4,806	4,177

Operating income (loss)	289	587

Other income (expense), net:
Interest income	307	159
Other, net	25	7
Total other income (expense), net	332	166

Income (loss) from continuing operations before income taxes	621	753
(Provision) benefit from income taxes	19	222
Income (loss) from continuing operations	640	975

Discontinued operations:
Income from discontinued operations	55	118
Gain on disposal of discontinued operations	3	1,496
Income tax provision	(21)	(602)
Income from discontinued operations	37	1,012

Net income	$677	$1,987

Basic earnings per common share from continuing operations	$0.05	$0.09
Diluted earnings per common share from continuing operations	$0.05	$0.08

Basic earnings per common share from discontinued operations	$0.00	$0.09
Diluted earnings per common share from discontinued operations	$0.00	$0.08

Basic earnings per common share	$0.06	$0.18
Diluted earnings per common share	$0.06	$0.16

Basic weighted average shares	12,184,849	11,284,244
Diluted weighted average shares	12,231,744	12,278,664
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